Exhibit (d)(27)(c)

TRANSAMERICA SERIES TRUST

AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

THIS AMENDMENT is dated as of November 1, 2022, to the Investment Subadvisory Agreement dated as of July 7, 2017, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Goldman Sachs Asset Management, L.P.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

PORTFOLIOS	SUB-ADVISER COMPENSATION’

Transamerica Goldman Sachs 70/30 Allocation VP

Transamerica Goldman Sachs Managed Risk – Balanced ETF VP (formerly, Transamerica Managed Risk – Balanced ETF VP)

Transamerica Goldman Sachs Managed Risk – Conservative ETF VP (formerly, Transamerica Managed Risk – Conservative ETF VP)

Transamerica Goldman Sachs Managed Risk – Growth ETF VP (formerly, Transamerica Managed Risk – Growth ETF VP

0.070% of the first $1 billion;

0.055% over $1 billion up to $3 billion;

0.050% over $3 billion up to $5 billion;

0.045% over $5 billion up to $7 billion;

0.0425% over $7 billion up to $9 billion; and

0.035% in excess $ 9 billion

(I)

The average daily net assets for the purpose of calculating sub-advisory fees will be determined based on the aggregate average daily net assets of Transamerica Goldman Sachs 70/30 Allocation VP, Transamerica Goldman Sachs Managed Risk – Balanced ETF VP, Transamerica Goldman Sachs Managed Risk – Conservative ETF VP and Transamerica Goldman Sachs Managed Risk – Growth ETF VP. each a series of the Trust and Transamerica Asset Allocation – Conservative Portfolio, Transamerica Asset Allocation – Growth Portfolio, Transamerica Asset Allocation – Moderate Growth Portfolio, Transamerica Asset Allocation – Moderate Portfolio, each a series of Transamerica Funds,.

2.     Section 11 is hereby deleted entirely and replaced as follows:

Liability of the Subadviser. The Subadviser may rely on information reasonably believed by it to be accurate and reliable. The Subadviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Subadviser against any liability to TAM or the Fund to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder As used in this Section 11, the term the “Subadviser” shall include any affiliates of the Subadviser performing services for the Trust or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Subadviser and such affiliates. Notwithstanding the foregoing and for the avoidance of doubt, with respect to each of the Transamerica Goldman Sachs Managed Risk – Balanced ETF VP, Transamerica Goldman Sachs Managed Risk – Conservative ETF VP, Transarnerica Goldman Sachs Managed Risk – Growth ETF VP (each, a “Managed Risk Fund”), in no event shall the Subadviser be liable for (i) any loss to the Fund or TAM resulting from a delay in the receipt of data used by the Subadviser to implement models used in the management of each Managed Risk Fund, and a corresponding delay in the implementation of such model and (ii) a delay in implementing the model of each Managed Risk Fund due to extreme market conditions. The Subadviser hereby acknowledges and agrees that, for each of the models used in the management of each Managed Risk Fund, the

Subadviser will maintain access to at least two data sources from which to draw the data necessary to implement such model and will, at all times, maintain a backup model containing the inputs and calculations necessary to implement such model. Furthermore, with respect to each Managed Risk Fund, the Subadviser in no event shall be liable to the Fund or TAM resulting from any trading decision made by TAM in reliance on daily portfolio holdings data provided by the Subadviser to TAM.

TAM acknowledges and agrees that Subadviser has no duty or obligation with respect to the selection, monitoring or overseeing of the pooled investment vehicles (other than exchange-traded funds) in which the Fund may invest, including the managers of any such pooled investment vehicles, and that TAM will perform those duties (collectively, such duties “Underlying Fund and Manager Selection”). TAM further acknowledges and agrees that the Investment Guidelines and any Limitations may limit the investment options available to the Subadviser in implementing the Fund’s investment program.

The Subadviser gives no warranty as to the performance or profitability of the Allocated Assets, nor any guarantee that the investment objectives, expectations or targets described in this Agreement and/or in the Registration Statement will be achieved, including without limitation any risk control, risk management or return objectives, expectations or targets.

In all other respects, the Agreement dated as of July 7, 2017, as amended, is confirmed and remains in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this amendment as of the date set forth above.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

GOLDMAN SACHS ASSET MANAGEMENT, LP.

By:	/s/ Marci Green
Name.	Marci Green
Title:	Managing Director